EXHIBIT A

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D with respect to the securities of the above referenced issuer and any and all amendments thereto and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 27, 2012.

/s/ Sean McDevitt
Sean McDevitt

TRIPLETAIL, LLC

By:	/s/ Sean McDevitt
Name: Sean McDevitt
Its: Sole Member